Execution Version

STOCK PURCHASE AGREEMENT

by and among

AMERICAN HALLMARK INSURANCE COMPANY OF TEXAS

and

THE SHAREHOLDERS OF

TBIC HOLDING CORPORATION, INC.

MARCH 25, 2011

This Agreement is subject to arbitration under
the rules and regulations of the American
Arbitration Association as provided
in Article XI hereof.

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SCHEDULES
Schedule 1.1	Shares
Schedule 3.7	Capitalization
Schedule 3.8	Claims
Schedule 3.9(d)	Transfers
Schedule 3.10(b)	Leased Real Property
Schedule 3.10(c)	Owned Personal Property
Schedule 3.10(d)	Leased Personal Property
Schedule 3.10(e)	Personal Property Owned by Others
Schedule 3.11	Compliance with Laws
Schedule 3.12	Insurance
Schedule 3.13	Contracts
Schedule 3.14	Litigation; Orders
Schedule 3.15	Permits
Schedule 3.16(a)	Owned Intangible Assets
Schedule 3.16(b)	Licensed Intangible Assets
Schedule 3.17(a)	Employees
Schedule 3.17(b)	Employee Contracts
Schedule 3.17(c)	Compliance with Labor Laws
Schedule 3.18(b)	Effect of Consummation
Schedule 3.19(c)	Taxes
Schedule 3.20	Bank Accounts; Powers of Attorney
Schedule 3.21	Affiliated Transactions
Schedule 3.26	Financial Statements
Schedule 5.7	Encumbrances Not Discharged
Schedule 5.8(c)	Customers Excluded from Non-Compete of Robert C. Siddons
Schedule 7.3(b)	Pre-Closing; Required Consents
Schedule 7.4(b)	Pre-Closing; Required Permits

EXHIBITS

Exhibit A	Form of Opinion of Sellers’ Counsel
Exhibit B	Form of Seller Release
Exhibit C	Consulting Agreement of Robert C. Siddons
Exhibit D	Employment Agreement of Andrew J. Reynolds
Exhibit E	Employment Agreement of Benjamin A. Siddons
Exhibit F	Assignment, Assumption and Release Agreement

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of March 25, 2011 (the “Signing Date”), is made by and among American Hallmark Insurance Company of Texas, a Texas domestic insurance company (“Purchaser”), on the one hand, and Robert C. Siddons, Paul W. Keller, Stephen W. Gurasich, Austin Engineering Co., Inc., a Texas corporation, Kerry A. Keller and Andrew J. Reynolds, on the other hand (individually, a “Seller” and, collectively, the “Sellers”).

PRELIMINARY STATEMENTS

A.        The Sellers collectively own all of the issued and outstanding shares of the common stock, $0.01 par value per share (the “Stock”), of TBIC Holding Corporation, Inc., a Texas corporation (“TBIC Holding”), which shares constitute all the issued and outstanding capital stock of TBIC Holding.

B.        TBIC Holding owns all of the issued and outstanding shares of the common stock, $1.00 par value per share (the “TBIC Stock”), of Texas Builders Insurance Company, a Texas domestic insurance company (“TBIC”), which shares constitute all the issued and outstanding capital stock of TBIC.

C.        TBIC owns all of the issued and outstanding shares of the common stock, $0.01 par value per share (the “TBICRM Stock”), of TBIC Risk Management, Inc., a Texas corporation (“TBICRM”), which shares constitute all the issued and outstanding capital stock of TBICRM.

D.        The TBIC Stock and the TBICRM Stock are collectively referred to as the “Subsidiary Stock”.

E.        TBIC Holding, TBIC, and TBICRM are collectively referred to as the “Companies” and each a “Company”.

F.        Purchaser and the Sellers are collectively referred to herein as the “Parties” or individually as a “Party.”

G.        The Sellers desire to sell, and the Purchaser desires to purchase, all of the Stock on the terms and subject to the conditions set forth in this Agreement.

H.        Capitalized terms used in this Agreement and rules of construction are defined or indexed in Appendix A for the convenience of the reader and in order to eliminate the need for cross-references.  Appendix A is incorporated herein by this reference.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants, representations and warranties set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
TERMS OF THE PURCHASE AND SALE

Section 1.1     Sale of Shares.  Subject to the terms and conditions and in reliance upon the representations and warranties set forth in this Agreement, at the Closing each Seller shall sell and assign to Purchaser, and Purchaser shall purchase and acquire from each Seller, the number of shares of the Stock listed on Schedule 1.1 opposite the name of such Seller (collectively, the “Shares”), in each case free and clear of all Encumbrances other than Permitted Encumbrances, for the Purchase Price set forth in Section 1.2 hereof. Such Shares shall represent all of the issued and outstanding capital stock of any class of TBIC Holding.

Section 1.2      Purchase Price.  The total consideration for the Shares (the “Purchase Price”) shall consist of the sum of:

(a)  An amount (the “Base Purchase Price”) equal to (i) eighty percent (80%) of the sum of (x) the consolidated shareholder equity of TBIC Holding as of the Closing Date, as determined in accordance with GAAP, plus (y) a positive amount equal to the consolidated indebtedness of TBIC Holding, other than trade payables, as of the Closing Date, as determined in accordance with GAAP; minus (ii) the consolidated indebtedness of TBIC Holding, other than trade payables, as of the Closing Date, as determined in accordance with GAAP; minus (iii) Three Hundred Fifty Thousand and No/100 Dollars ($350,000.00); plus

(b)  An amount (the “Holdback Purchase Price”) equal to (i) Three Hundred Fifty Thousand and No/100 Dollars ($350,000.00), minus (ii) the consolidated pre-tax net loss (stated as a positive number) of TBIC Holding, if any, for the first four (4) full calendar quarters following the Closing Date (the “Holdback Period”), as determined in accordance with GAAP; provided, however, that the Holdback Purchase Price shall not be less than zero (-0-); plus

(c)   Additional contingent consideration of up to, but not in excess of, Three Million and No/100 Dollars ($3,000,000.00) in the aggregate (the “Contingent Purchase Price”), to be calculated in accordance with Section 1.4 below.

(d)   For purposes of clarification, the calculation of the Base Purchase Price may be illustrated by the following formula:

Base Purchase Price = [80% x (S/H Equity + Debt)] – Debt - $350,000

Where:	“S/H Equity” means the consolidated shareholder equity of TBIC Holding as of the Closing Date, as determined in accordance with GAAP; and

“Debt” means the consolidated indebtedness of TBIC Holding, other than trade payables, as of the Closing Date, as determined in accordance with GAAP and stated as a positive amount.

Section 1.3      Payment of the Purchase Price.  The Purchase Price shall be payable to the Sellers in proportion to their ownership of the Stock as set forth in Schedule 1.1 or, with respect to the Contingent Purchase Price only, in such other proportion as the Sellers may mutually agree and notify Purchaser in writing not less than five (5) business days prior to the Contingent Purchase Price Payment Date.  All payments of the Purchase Price shall be by wire transfers of immediately available funds to the bank account(s) set forth on a written notice given to the Purchaser by the Sellers at least three (3) business days prior to the Closing Date.   The Purchase Price shall be payable to the Sellers as follows:

(a) At the Closing, Purchaser shall pay to the Sellers the sum of One Million Six Hundred Thousand and No/100 Dollars ($1,600,000.00) (the “Estimated Base Purchase Price”) as an estimate of the Base Purchase Price ultimately payable to the Sellers.

(b) Within forty-five (45) days following the Closing Date, Sellers shall cause Strohm Ballweg, LLP to prepare and submit to Purchaser a consolidated balance sheet of TBIC Holding on a GAAP basis as of the Closing Date (the “Closing Date Balance Sheet”) as compiled by Strohm Ballweg from the financial information provided by the Sellers.  Purchaser shall have fifteen (15) days following receipt of the proposed Closing Date Balance Sheet (the “Balance Sheet Notice Period”) to deliver in writing to Sellers either (i) its agreement as to the calculation of the Closing Date Balance Sheet, or (ii) its dispute thereof, specifying in reasonable detail the nature of the dispute and Purchaser’s proposed Closing Date Balance Sheet (such items in dispute, the “Balance Sheet Disputed Items” and such notice of the Disputed Items, the “Balance Sheet Dispute Notice”).  If no objections are received by the Sellers from Purchaser within the Balance Sheet Notice Period, or if Purchaser notifies Sellers in writing that Purchaser accepts the Closing Date Balance Sheet as presented, then the Closing Date Balance Sheet shall be deemed final (the “Final Closing Date Balance Sheet”).  If Purchaser delivers to Sellers a Balance Sheet Dispute Notice prior to the expiration of the Balance Sheet Notice Period, then Purchaser and Sellers shall cooperate and shall cause their respective representatives to cooperate with the other parties and their representatives in good faith to seek to promptly resolve the Balance Sheet Disputed Items. Any Balance Sheet Disputed Items that are agreed to in writing by Sellers and Purchaser within fifteen (15) days of receipt of the Balance Sheet Dispute Notice by Sellers or such other time as is mutually agreed in writing by Sellers and Purchaser (the “Balance Sheet Dispute Period”) shall be final and binding upon Purchaser and Sellers and become part of the Final Closing Date Balance Sheet.

If Purchaser and Sellers are unable to reach agreement with respect to any Balance Sheet Disputed Item within the Balance Sheet Dispute Period, they shall within fifteen (15) days thereafter mutually select an independent accounting firm of recognized national standing (the “GAAP Expert”) to resolve such Balance Sheet Disputed Item. In the event the parties are unable to agree on the GAAP Expert, Purchaser shall designate a "Big 4" accounting firm having no relationship with Purchaser during the past three years to serve as the GAAP Expert.  The GAAP Expert may consider only those Balance Sheet Disputed Items which Purchaser and Sellers have been unable to resolve within the Balance Sheet Dispute Period.  The GAAP Expert shall deliver to Purchaser and Sellers, as promptly as practicable and in any event within thirty (30) days after its appointment, a written report setting forth the resolution of each Balance Sheet Disputed Item and the resulting Final Closing Date Balance Sheet.  The conclusions in such report shall be final and binding upon Purchaser and Sellers and become part of the Final Closing Date Balance Sheet.  Each of Purchaser and Sellers shall bear all of the fees and costs incurred by it or them in connection with the resolution of Balance Sheet Disputed Items, and each shall bear 50% of the fees and costs of the GAAP Expert.

With and after Sellers’ delivery of the proposed Closing Date Balance Sheet and until the Final Closing Date Balance Sheet has been conclusively determined, each of Purchaser and Sellers shall make available to the other party and the GAAP Expert (if applicable) its accountants’ work papers, schedules and other supporting data as may be reasonably requested to verify the amounts set forth on the Closing Date Balance Sheet and to evaluate the Balance Sheet Disputed Items.

(c)  Within five (5) business days following determination of the Final Closing Date Balance Sheet, either (i) if the Base Purchase Price determined in accordance with the Closing Date Balance Sheet exceeds the Estimated Base Purchase Price previously paid by Purchaser, then Purchaser shall pay to the Sellers an amount equal to such excess, or (ii) if the Base Purchase Price determined in accordance with the Closing Date Balance Sheet is less than the Estimated Base Purchase Price previously paid by Purchaser, then the Sellers shall repay to Purchaser an amount equal to such difference.

(d)  Purchaser shall pay to the Sellers the Holdback Purchase Price, if any, not later than fifty (50) days following the close of the Holdback Period.

(e)  The Contingent Purchase Price, if any, determined in accordance with Section 1.4 below shall be payable by the Purchaser to the Sellers on or before ninety (90) days following the completion of the sixteenth (16th) full calendar quarter following the Closing Date (the “Contingent Purchase Price Payment Date”).

Section 1.4      Contingent Purchase Price.  Provided that Sellers are in compliance with the covenants contained in Section 5.8 below, the amount of the Contingent Purchase Price as of the Contingent Purchase Price Payment Date shall be equal to the product of (a) fifty percent (50%), times (b) net earned premiums, minus incurred losses (including incurred but not reported losses), minus loss adjustment expenses, and minus underwriting expenses for TBIC, each determined in accordance with GAAP for the sixteen (16) full calendar quarters following the Closing Date, times (c) one (1.00) minus an imputed federal income tax rate of thirty-five percent (35%).

(a)           Sellers shall have fifteen (15) days following receipt of the Contingent Purchase Price (the “Contingent Purchase Price Notice Period”) to deliver in writing to Purchaser either (i) their agreement as to the calculation of the Contingent Purchase Price, or (ii) (x) their dispute thereof, specifying in reasonable detail the nature of the dispute and the amount of the Contingent Purchase Price the Sellers believe to be unpaid (such items in dispute, the “Contingent Purchase Price Disputed Items” and such notice of the Contingent Purchase Price Disputed Items, the “Contingent Purchase Price Dispute Notice”), and (y) if the dispute pertains to reserve valuations, a reserve valuation report prepared by an actuary employed or retained by Sellers.  If no objections are received by Purchaser from Sellers within the Contingent Purchase Price Notice Period, or if Sellers notify Purchaser in writing that Sellers accept the Contingent Purchase Price, then Purchaser’s payment of the Contingent Purchase Price shall be deemed final.  If Sellers deliver to Purchaser a Contingent Purchase Price Dispute Notice prior to the expiration of the Contingent Purchase Price Notice Period, then Sellers and Purchaser shall cooperate and shall cause their respective representatives to cooperate with the other parties and their representatives in good faith to seek to promptly resolve the Contingent Purchase Price Disputed Items. Any Contingent Purchase Price Disputed Items that are agreed to in writing by Sellers and Purchaser within fifteen (15) days of receipt of the Contingent Purchase Price Dispute Notice by Purchaser or such other time as is mutually agreed in writing by Sellers and Purchaser (the “Contingent Purchase Price Dispute Period”) shall be final and binding upon Purchaser and Sellers.

(b)           If Purchaser and Sellers are unable to reach agreement with respect to any Contingent Purchase Price Disputed Item within the Contingent Purchase Price Dispute Period, they shall within fifteen (15) days thereafter mutually select an independent actuary (the “Reserve Expert”) to resolve such Contingent Purchase Price Disputed Item.  In the event the parties are unable to agree on the Reserve Expert, Purchaser shall designate as the Reserve Expert a person or firm having no relationship with Purchaser during the past three years and which is (i) an Associate of the Casualty Actuarial Society, and (ii) a Member of the American Academy of Actuaries and meets its qualification standards with a minimum of ten (10) years of property and casualty experience.  The Reserve Expert may consider only those Contingent Purchase Price Disputed Items which Purchaser and Sellers have been unable to resolve within the Contingent Purchase Price Dispute Period.  The Reserve Expert shall deliver to Purchaser and Sellers, as promptly as practicable and in any event within thirty (30) days after its appointment, a written report setting forth the resolution of each Contingent Purchase Price Disputed Item and the resulting Final Contingent Purchase Price determined in accordance with the terms of this Agreement. The conclusions in such report shall be final and binding upon Purchaser and Sellers and, in the event the Reserve Expert determines that any additional Contingent Purchase Price is due to Sellers, such amount shall be paid by Purchaser within five (5) business days following receipt of the Reserve Expert’s report. Each of Purchaser and Sellers shall bear all of the fees and costs incurred by it or them in connection with the resolution of Contingent Purchase Price Disputed Items, and each shall bear 50% of the Reserve Expert fees and costs.

(c)           During the Contingent Purchase Price Dispute Period and, if applicable, the time in which the Reserve Expert is reviewing the Contingent Purchase Price Disputed Items, each party shall make available to the other party and the Reserve Expert (if applicable) such supporting data as may be reasonably requested to verify the Contingent Purchase Price and evaluate the Contingent Purchase Price Disputed Items.

ARTICLE II
CLOSING

Section 2.1      Closing.   The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Purchaser on the last business day of the calendar quarter in which all of the conditions set forth in Article VIII, to the extent not waived, are satisfied.  The Closing may be postponed to such other date as the Parties may mutually agree.  The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

Section 2.2      Deliveries by the Sellers.  At the Closing, the Sellers or each Seller, as the case may be, shall deliver the following:

(a)      the closing and secretary’s certificates referred to in Section 8.1(e) and Section 8.1(f);

(b)      certificates representing the number of Shares of TBIC Holding listed on Schedule 1.1 opposite the name of each Seller, in each case duly endorsed in blank or accompanied by duly executed stock transfer powers in favor of Purchaser dated the Closing Date;

(c)      a certificate dated within ten (10) business days prior to the Closing Date from the Secretary of State (or other proper official) of the jurisdiction of formation of each Company certifying as to each Company’s valid existence and good standing in such jurisdiction;

(d)      the recorded Charter Documents of each Company, recently certified by the Secretary of State (or other proper official) of the jurisdiction of formation of each Company;

(e)      all Books and Records of each Company;

(f)      executed counterparts of all Required Consents and Required Permits;

(g)      a receipt for the payment of the Base Purchase Price;

(h)      each of the agreements referred to in Section 7.6(a) to which any Seller is a party, each executed by the appropriate Seller(s);

(i)      each of the consents referred to in Section 7.6(b);

(j)      a written opinion of counsel to the Sellers addressed to the Purchaser confirming that the representations and warranties contained in Section 3.1 through Section 3.7 hereof are true, correct and complete and that, to the best of such counsel’s knowledge, the Sellers’ other representations and warranties are true, correct and complete, which opinion shall be in substantially the form attached hereto as Exhibit A; and

(k)      all other previously undelivered documents, instruments and writings required to be delivered by the Sellers to Purchaser at or prior to the Closing pursuant to this Agreement and such other documents, instruments and certificates as Purchaser may reasonably request in connection with the transactions contemplated by this Agreement.

Section 2.3      Deliveries by Purchaser.    At the Closing, Purchaser shall deliver, or cause to be delivered, to the Sellers the following:

(a)      the Base Purchase Price payable at Closing in accordance with Section 1.3(a);

(b)      the closing and secretary’s certificates referred to in Sections 8.2(c) and 8.2(d);

(c)      each of the agreements referred to in Section 7.6(a) to which Purchaser is a party, each executed by Purchaser;

(d)      all other previously undelivered documents, instruments and writings required to be delivered by Purchaser to the Sellers at or prior to the Closing pursuant to this Agreement and such other documents, instruments and certificates as the Sellers may reasonably request in connection with the transactions contemplated by this Agreement.

Section 2.4      Simultaneous Deliveries.    The delivery of the documents required to be delivered at the Closing pursuant to this Agreement shall be deemed to occur simultaneously.  No delivery shall be effective until each Party has received, or waived receipt of, all the documents that this Agreement entitles such Party to receive.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, jointly and severally, hereby represents and warrants to Purchaser that the statements made in this Article III are true, correct and complete.

Section 3.1      Title to Shares.    Each Seller is the record and beneficial owner of the number of Shares of TBIC Holding listed on Schedule 1.1 opposite the name of such Seller. TBIC Holding is the record and beneficial owner of all of the issued and outstanding shares of the Subsidiary Stock.  Except as set forth in Schedule 1.1, the Shares in TBIC Holding are held by the respective Sellers, and the Subsidiary Stock is held by TBIC Holding, free and clear of all Encumbrances.  At the Closing, each Seller will transfer to Purchaser its entire right, title and interest in and to the Shares, free and clear of all Encumbrances other than Permitted Encumbrances.

Section 3.2      Power and Authority.    Each Seller has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the execution, delivery and performance of all of the Transaction Documents to which such Seller is a party.

Section 3.3      Execution and Validity.    Each of the Transaction Documents, when executed by all Sellers and delivered to Purchaser (and assuming the due authorization, execution and delivery of this Agreement by Purchaser), will constitute a valid, legal and binding obligation of each Seller, enforceable against each Seller in accordance with the terms of such Transaction Document, subject to any Law Affecting Creditors’ Rights.

Section 3.4      No Conflict; Consents.    Assuming the Required Consents and Required Permits are duly obtained, the execution, delivery and performance by each Seller of each Transaction Document will not (a) violate any Law, (b) violate any of the Charter Documents of any of the Companies, (c) violate any Order to which such Seller or any of the Companies is a party or by which such Seller, any of the Companies or any of their respective assets are bound, (d) result in the creation of any Encumbrance on any of the Shares, (e) require any Consent from any Person other than the Required Consents and Required Permits, or (f) violate, conflict with, result in a breach of any provision of, or constitute a default under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any Company is a party, or by which any Company or any of its properties or assets may be bound, except for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Affect on any of the Companies.

Section 3.5      Company Organization; Good Standing; Delivery of Charter Documents.    Each Company is a corporation duly organized, validly existing and in good standing under the laws of the state in which such Company is incorporated.  Each Company is duly qualified or licensed as a foreign corporation in each jurisdiction in which the nature of such Company’s business makes qualification or licensing a legal requirement, except in those cases in which any failure to qualify or be licensed has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.  Prior to the Signing Date, each Company has delivered, or caused to be delivered, to Purchaser true and complete copies of the Charter Documents of such Company as in effect on the Signing Date.

Section 3.6      Corporate Power and Authority.    Each Company has all the requisite corporate power and authority necessary to own, operate and lease its assets and to carry on its business as and where conducted.

Section 3.7      Capitalization.    Schedule 3.7 lists the total number of authorized, issued and outstanding shares of all classes of the capital stock of each Company and the record holder(s) of all such issued and outstanding shares.  All issued and outstanding shares of each Company have been duly authorized and validly issued and are fully paid and nonassessable.  There is no authorized or outstanding option, subscription, warrant, call, preemptive right, commitment or other right or agreement (each, a “Subscription Right”) obligating any Company to issue or sell any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.  None of the shares of any Company were issued or will be transferred pursuant to this Agreement in violation of any preemptive or preferential rights or rights of first refusal of any Person.  Other than as reflected in Schedule 3.7, no Company has any subsidiaries or owns any shares of capital stock, partnership interests or other beneficial ownership interests in any other Person.

Section 3.8      No Undisclosed Liabilities.    Except as set forth in Schedule 3.8, none of the Companies is subject to any Claim of any nature, absolute or contingent, and no events have occurred or circumstances exist that could give rise to any future Claim, that could have a Material Adverse Effect on the assets or business of any Company.

Section 3.9      Sufficiency and Condition of and Title to the Company Assets.

(a)  Sufficiency of the Company Assets.  The assets reflected on the Books and Records of each Company (collectively, the “Company Assets”) constitute all the assets, properties, licenses and other arrangements which are presently being used or are reasonably related to the business of such Company, and are sufficient to operate such business in a manner consistent with past practice and historic capacity.

(b)  Condition of the Company Assets.  Each of the Company Assets complies with Law and, if tangible personal property, is in good and normal operating condition and repair, structurally sound with no known defects (ordinary wear and tear excepted), and suitable for its intended use.

(c)  Title to the Company Assets.  At the Closing, each Company will hold good, valid and indefeasible title to, or a valid leasehold interest in, each of the Company Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.

(d)  No Transfers.  Except as expressly provided herein or in Schedule 3.9(d), during the six month period preceding the Closing Date, no Company has transferred any Company Assets to a Seller or affiliate of any Seller nor has any Company made any distribution of cash to any Seller or affiliate of any Seller, except for salaries and expense reimbursement in the ordinary course of business or other payments which, in the aggregate, do not exceed $10,000.

Section 3.10    Real and Personal Property.

(a)  Owned Real Property.  None of the Companies own any interest in real property.

(b)  Leased Real Property.  Schedule 3.10(b) lists, as of the Signing Date, all leases of real property (collectively, the “Real Property Leases”) to which any of the Companies is a party.  As of the Signing Date, all of the Real Property Leases are valid, binding and in full force and effect.  Neither any Company nor, to the Sellers’ Knowledge, any other Person is in default under any of the Real Property Leases, nor is there any event or circumstance which with notice or lapse of time, or both, would constitute a default thereunder by any Company or any other Person.

(c)   Owned Personal Property.  Schedule 3.10(c) lists, as of the Signing Date, all of the depreciable personal property (including all machinery, equipment, vehicles, structures, fixtures and furniture) owned by each Company and used in the business of such Company or located on its premises.

(d)   Leased Personal Property.  Schedule 3.10(d) lists, as of the Signing Date, all leases of personal property (collectively, the “Personal Property Leases”) to which any of the Companies is a party.  As of the Signing Date, all of the Personal Property Leases are valid, binding and in full force and effect.  Neither any Company nor, to the Sellers’ Knowledge, any other Person is in default under any of the Personal Property Leases, nor is there any event or circumstance which with notice or lapse of time, or both, would constitute a default thereunder by any Company or any other Person.

(e)   Personal Property Owned by Others.  Schedule 3.10(e) lists, as of the Signing Date, all artwork, memorabilia and other personal property routinely located on the premises of any of the Companies which is not owned by the Companies, together with the name(s) of the owner(s) of such personal property.

Section 3.11    Compliance with Laws.  Except as set forth on Schedule 3.11, the Company has complied in all material respects with all Laws in the conduct of its business.   Except as set forth on Schedule 3.11, no Company has received any notice from any Governmental Authority or other Person asserting that such Company has violated any Law.  No events have occurred or circumstances exist that could reasonably be expected to cause any Company to violate any Law in the future.

Section 3.12    Insurance.   Schedule 3.12 lists, as of the Signing Date, all insurance policies which insure the business of any Company or any of the assets of any Company against loss (collectively, the “Insurance Policies”), including each insurer’s name, coverage deductible and limit, expiration date and current premium.  Each Insurance Policy is in full force and effect, all premiums with respect thereto have been paid to the extent due, and no notice of cancellation or termination has been received with respect to any such policy, other than any policy that will be replaced or is intended to be replaced prior to the expiration thereof by policies providing substantially the same coverage from an insurer that is financially sound and reputable.  The Insurance Policies provide the Companies with adequate insurance coverage against the risks involved in the conduct of the business of the Companies and ownership of the assets of the Companies.  The coverage provided by the Insurance Policies will not in any way be affected by, or terminate or lapse by reason of, the consummation of the transactions contemplated by this Agreement.  True and complete copies of all Insurance Policies have been provided to Purchaser.

Section 3.13    Contracts.    Schedule 3.13 lists, as of the Signing Date, all contracts relating to the business and assets of each Company or by which any of the assets of such Company is bound, pursuant to which the obligations of any party thereto are, or are contemplated to be, with respect to any such contract (a) in excess of $10,000 during any twelve month period during the term thereof, (b) not terminable prior to 90 days after the Signing Date, or (c) otherwise material to the business of such Company.  All of the contracts listed on Schedule 3.13 and any contracts entered into after the Signing Date in accordance with Section 5.4 (collectively, the “Material Contracts”) are or will be valid and binding and in full force and effect, subject to Laws Affecting Creditors’ Rights.  Neither any Company nor, to the Sellers’ Knowledge, any other Person is in default under any Material Contract, nor is there any event or circumstance which with notice or lapse of time, or both, would constitute a default thereunder by such Company or, to Sellers’ Knowledge, any other Person.  No Company is a party to any contract which (x) requires the Consent of any Person in order to consummate the transactions contemplated by this Agreement, except as otherwise stated on Schedule 3.13, or (y) is in excess of the normal, ordinary and usual requirements of the business of such Company.  True and complete copies of all the Material Contracts have been provided to Purchaser.

Section 3.14    Litigation; Orders.    Except as set forth in Schedule 3.14, there are no Actions pending, or to the Sellers’ Knowledge, threatened against or affecting any Company, its business or any of its assets as of the Signing Date.  No Company is subject to any Order.

Section 3.15    Permits.    Schedule 3.15 lists all of the Permits related to the assets of each Company or operation of the business of such Company, and indicates those Permits for which the Consent of any Person is required to assign such Permit.  Each Company has obtained, maintains in effect, and complies with the terms and conditions of all Permits required by Law.  There is no Action pending or, to the Sellers’ Knowledge, threatened to revoke or limit any Permit listed on Schedule 3.15.  Each Company has all Permits necessary for the business of such Company as presently conducted.

Section 3.16    Intangible Assets.

(a)  Owned Intangible Assets.  Schedule 3.16(a) lists all of the Intangible Assets owned by each Company as of the Signing Date.  With respect to the Intangible Assets listed on Schedule 3.16(a) and all of the Intangible Assets obtained or developed prior to the Closing, (i) such Company owns, or will own, all right, title and interest in and to such Intangible Assets free and clear of all Encumbrances, (ii) such Company has not sold, transferred, licensed, sublicensed or conveyed any interest in any of such Intangible Assets, and (iii) to Sellers’ Knowledge, no Person has infringed upon or misappropriated any of such Intangible Assets.

(b)  Licensed Intangible Assets.  Schedule 3.16(b) lists all licenses and contracts related to any Intangible Asset used by each Company as of the Signing Date.  Each license or contract listed on Schedule 3.16(b) is, and each license or contract related to an Intangible Asset which is entered into after the Signing Date in accordance with Section 5.3 will be, valid, binding and in full force and effect.  No Company has infringed upon or misappropriated any Intangible Asset owned by another Person.

Section 3.17    Employees.

(a)   Employees.  Schedule 3.17(a) lists the name, job title, date of employment and current annual compensation (salary, bonus and participation in any non-qualified deferred or incentive compensation arrangement) for each employee of each Company employed as of the Signing Date (collectively, the “Employees”).  All Employees are either United States citizens or otherwise authorized to engage in employment in the United States in accordance with all Laws.  Except as set forth on Schedule 3.17(a), all sums due for Employee compensation and benefits and all vacation time owing to any Employee (including all persons whose employment by a Company is terminated prior to the Signing Date) have been duly and adequately accrued on the accounting Books and Records of each Company.

(b)   Contracts.  Except as set forth in Schedule 3.17(b), no Company is a party to (i) any contract for employment between such Company and an Employee of such Company that cannot be terminated at will without cost, or (ii) any collective bargaining agreement or other contract to or with any labor union, Employee representative or group of Employees.  Each Company’s employment of an Employee of such Company is terminable at will without any penalty or severance obligation of any kind on the part of such Company.

(c)   Compliance with Labor Laws.  Except as set forth in Schedule 3.17(c), each Company has complied and is presently complying in all material respects with all Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice or unlawful employment practice.

Section 3.18    Employee Benefits.

(a)   Identification of Company Plans.  All Company employees are provided through a staff leasing arrangement with Siddons Highway Construction Info., Inc. (“PEO”). All Employee Benefit Plans in which Company employees participate are provided by PEO.

(b)   Effect of Consummation.  The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of any Company or any other individual to a bonus, severance pay, unemployment compensation or similar payment by any of the Companies, (ii) otherwise accelerate the time of payment or vesting, or increase the amount of any compensation due to any current or former employee of any Company, (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available, or (iv) in any way result in any liability of a Company with respect to any Employee Benefit Plan of any Person.  Except as set forth in Schedule 3.18(b), none of the Companies is a party or subject to any agreement, contract or other obligation which would require the making of any payment, other than payments as contemplated by this Agreement, to any employee of the Companies, Sellers or to any other Person as a result of the consummation of the transactions contemplated herein.

Section 3.19    Taxes.

(a)   Tax Returns.  All Tax returns (including amended returns and claims for refund), reports, and declarations of estimated Tax (collectively, “Returns”) which were required to be filed by each Company with any Governmental Authority have been timely filed.  All Returns are true and correct and accurately reflect the Tax liabilities of such Company.  All Taxes shown to be due pursuant to such Returns have been paid in full.

(b)   Taxes Paid.  All Taxes, including without limitation, all federal, state, local and foreign income, ad valorem, excise, sales, use, payroll, unemployment, and other taxes and assessments, that are due and payable by any Company or by any Seller on behalf of any Company have been properly computed, duly reported, fully paid, and discharged.  There are no unpaid Taxes that are or could become a lien on the property or assets of any Company or require payment by any Company, except for current Taxes not yet due and payable. All current Taxes not yet due and payable by each Company have been properly accrued on the balance sheets of each Company.  No Company has incurred any liability for penalties, assessments, or interest under the Code.  No unexpired waiver executed by or on behalf of any Company with respect to any Taxes is in effect.

(c)   Statute of Limitations and Tax Actions.  No Company has executed any presently effective waiver or extension of any statute of limitations against assessments and collection of Taxes.  There are no pending or, to the Sellers’ Knowledge, threatened Claims, assessments, notices, proposals to assess, deficiencies or audits with respect to Taxes.

(d)   Miscellaneous Tax Representations.  Proper and accurate amounts have been withheld and remitted by each Company from and with respect to all Persons from whom it is required by applicable law to withhold for all periods in compliance with the tax withholding provisions of all Laws.  No Company or, to the Sellers’ Knowledge, any other corporation has filed an election under Section 341(f) of the Code that is applicable to such Company or any of the assets of such Company.  Except as listed on Schedule 3.19(c), no Company is a party to any tax sharing agreement.  There is no contract, plan or arrangement covering any Person that, individually or collectively, would give rise to the payment of any amount that would not be deductible by any Company by reason of Section 162(m) or Section 280G of the Code.  No Company is a “foreign person” within the meaning of Section 1445(f)(3) of the Code.  Except as listed on Schedule 3.19(c), no Company has ever been a member of any group that filed a consolidated federal income tax return.

Section 3.20    Bank Accounts; Powers of Attorney.    Schedule 3.20 lists the names of (a) each bank, trust company and stock or other broker with which each Company has an account, credit line or safe deposit box or vault, or otherwise maintains relations (the “Bank Accounts”), (b) all Persons authorized to draw on, or to have access to, each of the Bank Accounts, and (c) all Persons authorized by proxies, powers of attorney or other like instruments to act on behalf of such Company in any matter concerning the business of such Company.  Each of the Bank Accounts has a positive cash balance.  No proxies, powers of attorney or other like instruments are irrevocable.

Section 3.21    Affiliated Transactions.    Except as set forth on Schedule 3.21, there are no outstanding loans or other transactions between any Company and any Seller, officer, director, shareholder, consultant or affiliate of such Company or any spouse or child of any such person.  No Seller, officer, director, shareholder, consultant or affiliate of any Company nor any spouse or child of any such person owns or has any interest in, directly or indirectly, any real or personal property owned by or leased to such Company.

Section 3.22    Books and Records.    The Books and Records of each Company, all of which have been made available to Purchaser prior to the Signing Date, are true, correct and complete and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

Section 3.23    Full Disclosure.    No representation or warranty of any Seller made in this Agreement, nor any written statement furnished to Purchaser pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact which affects the business or financial condition of any Company, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading.

Section 3.24    Brokers. No Person is or will become entitled to receive any brokerage or finder’s fee, advisory fee or other similar payment for the transactions contemplated by this Agreement by virtue of having been engaged by or acted on behalf of any Seller or any Company.  Sellers agree to indemnify and defend the Purchaser and to hold Purchaser harmless from any claim by any individual or entity asserting a broker or agency relationship relative to this Transaction.

Section 3.25    Absence of Sensitive Payment.    No Company has made or maintained (i) any contributions, payments or gifts of its funds or property to any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift was or is illegal under the laws of the United States or any state thereof, or any other jurisdiction (foreign or domestic); or (ii) any contribution, or reimbursement of any political gift or contribution made by any other person, to candidates for public office, whether federal, state, local or foreign, where such contributions by such Company were or would be a violation of applicable Law.

Section 3.26    Financial Statements.    The Sellers have delivered to the Purchaser copies of the consolidated financial statements of the Companies described on Schedule 3.26 (collectively, the “Financial Statements”).  The Financial Statements were prepared in accordance with GAAP applied on a consistent basis and fairly present the financial position of the Companies as of their respective dates and the results of operations and cash flows of the Companies for the respective periods covered thereby in accordance with GAAP (subject, in the case of unaudited statements, to normal, recurring adjustments, consistently applied, none of which, individually or in the aggregate, is material).  Except as set forth in Schedule 3.26, none of the Companies has any material liability or obligation of any kind or nature (fixed or contingent) which is not reflected, reserved against or disclosed in the Financial Statements and accompanying footnotes.

Section 3.27    Claims Administration.  The administration, adjustment and payment of Claims arising under policies of insurance issued or administered by any of the Companies has been handled in good faith and in compliance with all Laws, and no act, practice, fact or circumstance exists that could give rise to any Claim for exemplary, punitive or statutory damages in connection therewith.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Sellers that the statements set forth in this Article IV are correct and complete.

Section 4.1      Organization; Good Standing; Delivery of Charter Documents.    Purchaser is an insurance company duly organized, validly existing and in good standing under the laws of the State of Texas.  Purchaser has full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate all of its properties and assets.

Section 4.2      Power and Authority.    Purchaser has all requisite corporate power and authority necessary to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the execution, delivery and performance of all of the Transaction Documents to which Purchaser is a party.

Section 4.3      Authorization; Execution and Validity.    Each of the Transaction Documents, when executed and delivered by Purchaser (and assuming the due authorization, execution and delivery of this Agreement by Sellers), will be duly authorized, executed and delivered, and will constitute a valid, legal and binding obligation of Purchaser, enforceable against Purchaser in accordance with the terms of such Transaction Document, subject to any Law Affecting Creditors’ Rights.

Section 4.4      No Conflict.    Assuming the Required Consents are duly obtained, the execution, delivery and performance by Purchaser of each Transaction Document to which it is a party will not (a) violate any Law, (b) violate any Charter Document of Purchaser, (c) violate any Order to which Purchaser is a party or by which Purchaser or its assets is bound, (d) require any Consent from any Person other than the Required Consents, or (e) violate, conflict with, result in a breach of any provision of, or constitute a default under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser is a party, or by which Purchaser or any of its properties or assets may be bound, except for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, prevent or materially delay the performance by Purchaser of any of its obligations hereunder.

Section 4.5      Full Disclosure.    No representation or warranty of Purchaser made in this Agreement, nor any written statement furnished to the Sellers pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact which affects the business or financial condition of Purchaser, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading.

Section 4.6      Brokers.    No Person is or will become entitled to receive any brokerage or finder’s fee, advisory fee or other similar payment for the transactions contemplated by this Agreement by virtue of having been engaged by or acted on behalf of Purchaser. Purchaser agrees to indemnify and defend Sellers and to hold Sellers harmless from any claim by any individual or entity asserting a broker or agency relationship with Purchaser relating to this Transaction.

Section 4.7      Legal Proceedings.  There are no Actions pending, or to the Purchaser’s Knowledge, threatened against or affecting Purchaser, its business or any of its assets as of the Signing Date which could reasonably be expected to prevent or materially delay the performance by Purchaser of any of its obligations pursuant to this Agreement.

Section 4.8      Investment Intent of Purchaser.  The Shares will be acquired by Purchaser for its own account and not for the purpose of a distribution. Purchaser will refrain from transferring or otherwise disposing of any of the Shares acquired by it, or any interest therein, in such manner as to violate any registration provision of the Securities Act of 1933, as amended, or any applicable state securities law regulating the disposition thereof. Purchaser agrees that the certificates representing the Shares may bear legends to the effect that the Shares have not been registered under the Securities Act of 1933, as amended, or such other state securities laws, and that no interest therein may be transferred or otherwise disposed of in violation of the provisions thereof.

ARTICLE V
COVENANTS OF SELLERS

Section 5.1      Cooperation of the Sellers.    From the Signing Date through the Closing Date, the Sellers shall use all reasonable efforts (a) to take all actions and to do all things necessary or advisable to consummate the transactions contemplated by this Agreement, (b) to cooperate with Purchaser in connection with the foregoing, including using reasonable efforts to obtain all of the Consents, and (c) subject to the other terms and conditions of this Agreement, to cause all the conditions set forth in Section 8.1, the satisfaction of which are in the reasonable control of such Seller, to be satisfied on or prior to Closing.

Section 5.2      Pre-Closing Access to Information.    From the Signing Date through the Closing Date, the Sellers shall afford to Purchaser and its Representatives reasonable access to the properties and the Books and Records of each Company during normal business hours.

Section 5.3      Conduct of Business.  From the Signing Date through the Closing Date, the Sellers shall, and shall cause each Company to, use all reasonable efforts to (i) preserve substantially the relationships with its Representatives, suppliers and customers, (ii) perform its obligations under all contracts, leases and Permits in all material respects, (iii) comply with all Laws, (iv) confer with Purchaser regarding operational matters of a material nature, (v) report to Purchaser regarding the status of its business and the results of its operations upon request of Purchaser, and (vi) conduct its business in the ordinary course and consistent with past practices.

Section 5.4      No Business Changes.  From the Signing Date through the Closing Date, the Sellers shall not, and shall cause each Company not to, without the express written consent of the Purchaser:  (i) enter into any material agreement relating to the assets, properties or business of any of the Companies, other than in the ordinary course of business; (ii) incur or discharge any material obligation or liability, except in the ordinary course of business; (iii) commit to make or make any capital expenditures in excess of $10,000; (iv) cancel or fail to renew any Permit; (v) impose any lien, pledge or encumbrance upon the Shares or any of the assets of any of the Companies; (vi) make any change or authorize to be made any change to the Charter Documents of any of the Companies; (vii) declare, set aside, or pay any dividend or make any distribution with respect to the Shares (whether in cash or in kind) or redeem, purchase, or otherwise acquire any of the Shares; (viii) issue, deliver or sell any shares of the capital stock of any class of any Company or split, combine or reclassify any of the capital stock of any Company; (ix) incur any indebtedness for borrowed money; (x) forgive or cancel any indebtedness owing to any of the Companies or waive any claims or rights of value belonging to any of the Companies, (xi) sell, lease, license or otherwise dispose of any of the assets or properties of any of the Companies, other than in the ordinary course of business; (xii) increase the rate or terms of compensation or benefits payable to or to become payable to any of the directors, officers, employees, consultants or agents of any of the Companies above the amounts reflected in Schedule 3.17(a); (xiii) amend or otherwise make any changes to any of the arrangements with PEO or increase the rate or terms of any benefits payable to any employee under the arrangements with PEO; (xiv) make any other change in the terms of employment of any Employee, other than in the ordinary course of business; (xv) make or rescind any express or deemed election relating to any Tax; (xvi) reduce or release any reserves previously established for incurred but not reported losses; or (xvii) commit pursuant to a legally binding agreement to do any of the foregoing.

Section 5.5      Supplements to Schedules.    If, between the Signing Date and the Closing Date, any party becomes aware that any of its representations and warranties in this Agreement or the schedules to this Agreement was inaccurate when made or if during such period any event occurs or condition changes that causes any of such representations and warranties to be inaccurate, then such party shall notify all other parties thereof in writing and supplement the schedules hereto to account for any such inaccuracy, event or change.

Section 5.6      Standstill.    Until the earlier to occur of the Closing or the termination of this Agreement pursuant to Article IX, each Seller shall not, nor shall any Seller permit any Company or any of their Representatives to, (a) directly or indirectly encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information or assistance to, any Person (other than Purchaser and its Representatives) concerning any merger, sale of securities, sale of substantial assets, investment proposals or similar transaction involving any Company, (b) entertain or discuss any acquisition or investment proposals whatsoever with respect to any Company, (c) except as required by law after not less than five (5) days notice to Purchaser, disclose to any third party any non-published information concerning any Company, the business of such Company or such Company’s financial condition, or (d) withdraw such Seller’s intention to sell its Shares to Purchaser.  Each Seller shall, and shall cause each Company to, promptly notify Purchaser if it receives any such proposal or offer or any inquiry or contact with respect thereto.  Until termination of this Agreement, no Seller will, directly or indirectly, (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of its Shares, or (ii) grant any proxies, deposit any Shares into a voting trust or enter into a voting agreement with respect to such Shares.

Section 5.7      Discharge of Encumbrances.    Except as set forth in Schedule 5.7, each Company and each Seller shall take all actions and do all things necessary to cause all Encumbrances, other than Permitted Encumbrances, on any of the Stock or the assets of any Company to be terminated or otherwise discharged at or prior to the Closing.

Section 5.8      Non-Disclosure; Non-Competition; Non-Solicitation.

(a)  Non-Disclosure Agreement.  Sellers acknowledge that the Confidential Information obtained or possessed by them will be the property of Purchaser and the Companies from and after the Closing Date.  Therefore, Sellers each agree that they will not (i) disclose to any person, either directly or indirectly, any Confidential Information, (ii) use for its own account or cause, facilitate or allow any third party to use Confidential Information in any way, or (iii) remove any Confidential Information or any copy, summary or compilation of any kind of any Confidential Information from the premises of any Company or the premises of any Company’s customers following the Closing Date.  Provided, however, that disclosure and use of any such Confidential Information shall be permitted (A) with the prior written consent of Purchaser, (B) as and to the extent expressly permitted by this Agreement, (C) as and solely to the extent necessary or required for the performance by Sellers, the Companies or any of their Affiliates of any of their respective obligations under this Agreement, (D) prior to the Closing, as and to the extent necessary, required or appropriate in the operation of the Companies’ businesses in the ordinary course of business consistent with past practices, (E) to the extent such information is generally available to, or known by, the public or otherwise has entered the public domain (other than as a result of disclosure in violation of this Section 5.8(a) by Sellers, the Companies or any of their Affiliates), (F) as and to the extent required by any Applicable Law or Governmental Authority, and (G) as and to the extent necessary, required or reasonably appropriate in connection with the enforcement of any right or remedy relating to this Agreement.  In the event that any Seller is required by Applicable Law or any Governmental Authority to disclose any Confidential Information, such Seller shall (i) notify Purchaser in writing as soon as possible, unless it is otherwise affirmatively prohibited by such Applicable Law or such Governmental Authority from notifying Purchaser, (ii) cooperate with Purchaser to preserve the confidentiality of such Confidential Information consistent with the requirements of such Applicable Law or such Governmental Authority, and (iii) use its reasonable best efforts to limit any such disclosure to the minimum disclosure necessary or required to comply with such Applicable Law or such Governmental Authority, in each case at the cost and expense of such Seller. Sellers further agree to deliver to Purchaser all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to any Company or the conduct of any Company’s business that they may possess or have under their control at the Closing Date.

(b)  Work Product.  All records and documents embodying any Confidential Information or pertaining to the existing or contemplated scope of each Company’s business which have been conceived, prepared or developed by a Seller in connection with his or its ownership interest in such Company, his or its employment or consulting relationship with such Company, or otherwise, either alone or with others (herein called “Work Product”), shall be the sole property of such Company.  At or prior to the Closing Date, such Seller shall deliver all Work Product to such Company.

(c)   Non-Competition Agreement.  For a period of four (4) years after the Closing, no Seller shall, directly or indirectly, without the express written consent of the Purchaser, (i) own, engage in, manage, operate, join, control, or participate in the ownership, management, operation, or control of, or be connected as a stockholder, director, officer, employee, agent, partner, joint venturer, member, beneficiary, or otherwise with, any “Competing Business” (defined below) anywhere in the “Restricted Territory” (defined below); provided, however, that a Seller shall not be precluded from ownership for investment purposes only of less than two percent (2%) of the issued and outstanding stock or other securities of a corporation listed on a national securities exchange, electronic quotation and trading system or traded in the over-the-counter market with which Seller has no other affiliation; (ii) induce any customer of any Company to patronize any Competing Business; (iii) solicit or accept any Competing Business from any customer of any Company; (iv) request or advise any customer of any Company to withdraw, curtail or cancel such customer’s business with any Company; or (v) disclose to any other person, firm or corporation engaged in any Competing Business the names or addresses of any of the customers of any Company; provided, however, that Robert C. Siddons shall not be deemed in violation of the provisions of this Section 5.8(c) by virtue of his employment with Summit Global Partners of Texas, Inc. (d/b/a USI Southwest) so long as TBIC is provided a reasonable opportunity to write all workers' compensation coverage placed by Mr. Siddons on behalf of customers of USI Southwest.  For purposes of this Agreement, the term “Competing Business” is defined to mean the sale or marketing of workers’ compensation insurance and the provision of related loss control services.  The term “Restricted Territory” is defined to mean the State of Texas.

(d)  Non-Solicitation Agreement.  For a period of four (4) years after the Closing each Seller shall not, either on its own behalf or on behalf of any business competing with Purchaser, directly or indirectly (i) solicit or induce, or in any manner attempt to solicit or induce any person employed by, or an agent of, any Company or Purchaser to terminate such person’s employment or agency, as the case may be, with such entity, or (ii) solicit, divert, or attempt to solicit or divert, or otherwise accept as a supplier or customer, any Person which sells or furnishes any products or services to, or receives any products or services from, any Company or Purchaser, nor will such Seller attempt to induce any such supplier or customer to cease being (or any prospective supplier or customer not to become) a supplier or customer of any Company or Purchaser.

(e)  Modification of Restrictions.  Sellers agree that if an arbitrator or a court of competent jurisdiction determines that the length of time or any other restriction, or portion thereof, set forth in this Section 5.8 is overly restrictive and unenforceable, the arbitrator or court shall reduce or modify such restrictions to those which it deems reasonable and enforceable under the circumstances, and as so reduced or modified, the Parties agree that the restrictions of this Section 5.8 shall remain in full force and effect.  Sellers further agree that if an arbitrator or court of competent jurisdiction determines that any provision of this Section 5.8 is invalid or against public policy, the remaining provisions of this Section 5.8 and the remainder of this Agreement shall not be affected thereby, and shall remain in full force and effect.

(f)   Injunctive Relief.  In the event of any pending, threatened or actual breach of any of the covenants or provisions of this Section 5.8, as determined by a court of competent jurisdiction, it is understood and agreed by Sellers that the remedy at law for a breach of any of the covenants or provisions of this Section 5.8 will be inadequate and, therefore, the Purchaser and the Companies shall be entitled to a restraining order or injunctive relief in addition to any other remedies at law and in equity, as determined by a court of competent jurisdiction.  The Sellers waive any bond, surety, or other security that might be required of the Purchaser or any Company as a condition of any such restraining order or injunctive relief.

(g)  Acknowledgments of Sellers.  Each Seller acknowledges that (i) any public disclosure of the Confidential Information will have an adverse effect on each Company, Purchaser and the business of such Company, (ii) such Company and Purchaser would suffer irreparable injury if a Seller breaches any of the terms of this Section 5.8, (iii) such Company and Purchaser will be at a substantial competitive disadvantage if such entity fails to acquire and maintain exclusive ownership of the Confidential Information or any Seller fails to abide by the restrictions provided for in this Section 5.8, (iv) the scope of the protective restrictions provided for in this Section 5.8 are reasonable when taking into account (A) the negotiations between the Parties and (B) that the Sellers are the direct beneficiaries of the Purchase Price paid pursuant to this Agreement, (v) the consideration being paid to the Sellers pursuant to this Agreement is sufficient inducement for the Sellers to agree to the terms hereof, (vi) the provisions of this Section 5.8 are reasonable and necessary to protect the business of each Company, to prevent the improper use or disclosure of the Confidential Information and to provide such Company and Purchaser with exclusive ownership of all such Confidential Information and (vii) the terms of this Section 5.8 preclude the Sellers from engaging in the conduct of the business of each Company only for a reasonable period.

(h)  Release.  Each Seller, in the capacity as a shareholder, director, officer and/or employee of each Company, as applicable, hereby agrees to execute and deliver on the Closing Date, in a form reasonably satisfactory to the Purchaser, a written release of each Company from any and all claims resulting from or related to any matter arising prior to the Closing Date, except as provided in this Agreement.

ARTICLE VI
COVENANTS OF PURCHASER

Section 6.1      Cooperation by Purchaser.    From the Signing Date through the Closing Date, Purchaser shall use all reasonable efforts (a) to take all actions and to do all things necessary or advisable to consummate the transactions contemplated by this Agreement, (b) to cooperate with each Company and each Seller in connection with the foregoing, including using reasonable efforts to obtain all of the Consents and the Releases, and (c) subject to the other terms and conditions of this Agreement, to cause all the conditions set forth in Section 8.2, the satisfaction of which are in the reasonable control of Purchaser, to be satisfied on or prior to Closing.

Section 6.2      Release of Seller Guaranties.  Immediately following Closing, and in any event within two (2) business days following the Closing Date, Purchaser shall cause the Companies to repay all indebtedness of the Companies (other than trade payables) which has been personally guaranteed by any of the Sellers, or shall otherwise secure the release of all Sellers from all such indebtedness of the Companies (other than trade payables).

ARTICLE VII
MUTUAL COVENANTS

Section 7.1      Fees and Expenses.   Each Party hereto will be responsible for and bear all its own costs and expenses incurred at any time in connection with pursuing, negotiating or consummating this Agreement and all other agreements contemplated by the Transaction Documents, including, without limitation, the preparation, negotiation and execution of the Letter of Interest related hereto dated as of October 25, 2010 executed amongst the Parties.  Such costs and expenses incurred by Sellers will be paid by Sellers with funds other than those of any Company.

Section 7.2      Governmental Consents.

    Promptly after the Signing Date, each Party shall take all actions and do all things necessary to obtain all Consents required by any Governmental Authority to consummate the transactions contemplated hereby.  Within forty-five (45) days after the Signing Date, Sellers, the Companies and Purchaser shall file with the Texas Department of Insurance (“TDI”) and any other applicable Governmental Authority requests for approval of the transactions contemplated by this Agreement, including the filing of any Form A application or other requests for approval of the acquisition of control of a domestic insurer. Prior to furnishing any written materials or presentations to TDI or any Governmental Authority in connection with the transactions contemplated by this Agreement, the parties shall furnish each other with a copy thereof and the receiving party shall have a reasonable opportunity to provide comments thereon. The parties shall give each other prompt written notice upon receipt of any notice or other communication from TDI or any Governmental Authority in connection with the transactions contemplated by this Agreement and, in the case of any such notice or communication that is in writing, shall promptly furnish the other parties with a copy thereof. If any Governmental Authority requires that a hearing be held in connection with such approval, the parties shall use commercially reasonable efforts to arrange for such hearing to be held promptly following receipt of the notice that such hearing is required.

Section 7.3      Consents to Assign Leases and Contracts.

(a) Cooperation and Reasonable Efforts.  Each Party hereby agrees to use reasonable efforts, to take reasonable actions (including Purchaser’s delivery to third parties of its audited financial statements) and to cooperate with each other as may be necessary to obtain Consents to transfer and assign the Encumbered Instruments.  Except as expressly provided herein, no Party shall be required to pay any sum, to incur any obligation or to agree to any amendment of any Encumbered Instrument in order to obtain any such Consent to transfer and assign the Encumbered Instrument.

(b) Pre-Closing; Required Consents.  Schedule 7.3(b) lists the Encumbered Instruments to which a Consent to transfer and assign must be obtained from the appropriate third party prior to Closing (collectively, the “Required Consents”).  Except for the Required Consents, the obtaining of any Consents related to the Encumbered Instruments shall not be a condition to Closing, and Closing shall occur irrespective of whether any such Consent has been obtained.

Section 7.4      Permits.

(a)  Cooperation and Reasonable Efforts.  Each Party hereby agrees to use reasonable efforts, to take reasonable actions and to cooperate with each other as may be necessary to transfer to Purchaser, or assist Purchaser in obtaining, all Permits required to conduct the business of each Company.  On or as soon as practicable after the Signing Date, each Party shall file, separately or jointly with any other Party, as the case may be, all applications necessary to transfer or obtain the Permits.  Each Party shall use reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the applications contemplated hereby.

(b)  Pre-Closing; Required Permits.  Schedule 7.4(b) lists the Permits which must be transferred to or obtained by Purchaser prior to Closing, which shall include, without limitation, a Form A approval issued by TDI with respect to the purchase and sale contemplated by this Agreement (the “Required Permits”).  Except for the Required Permits, the transfer or issuance to Purchaser of any Permit shall not be a condition to Closing, and Closing shall occur irrespective of whether any such Permit has been transferred or obtained.

Section 7.5      Further Assurances.    Subject to the other terms and conditions of this Agreement, at any time and from time to time, whether before or after Closing, each Party shall execute and deliver all instruments and documents and take all other action that the other Parties may reasonably request to consummate or to evidence the consummation of the transactions contemplated by this Agreement.

Section 7.6      Supplemental Agreements and Consents.

(a)  At or prior to the Closing, the applicable Parties and the Companies shall enter into the following agreements (the “Supplemental Agreements”):

(i)	the Seller releases required pursuant to Section 5.8(h), in substantially the form attached hereto as Exhibit B;

(ii)
consulting or employment agreements between TBIC and each of Robert C. Siddons, A. Jack Reynolds, and Benjamin A. Siddons in substantially the forms attached hereto as Exhibit C, Exhibit D, and Exhibit E, respectively; and

(iii)
an assumption agreement in substantially the form attached hereto as Exhibit F pursuant to which one or more of the Sellers assume all of the obligations of the Companies under that certain Change of Control Payment Agreement dated January 1, 2007, between Andrew J. Reynolds and TBIC Holding.

(b) Prior to the Closing, the Sellers shall have obtained the Required Consents, in form and substance reasonably satisfactory to Purchaser, to the transactions contemplated by the Transaction Documents.

Section 7.7      Tax Audits.    Whenever any Taxing Authority asserts a claim, makes an assessment, or otherwise disputes the amount of Taxes of any of the Companies for which the Sellers are or may be liable under this Agreement, Purchaser will promptly notify the Sellers and the Sellers shall fully cooperate with Purchaser and the Companies in connection with any disputes, proceedings or determinations relating to any Taxes to the extent such proceedings or determinations affect the amount of Taxes for which the Sellers are liable under this Agreement.

Section 7.8      No Employment Representations.     Without the written consent of Purchaser, neither Sellers nor any Company will make any promises or commitments to any employee of the Companies with regard to his or her employment status with Purchaser or any Company, or the terms or conditions upon which such employment might occur or be continued.

ARTICLE VIII
CONDITIONS PRECEDENT TO CLOSING

Section 8.1      Conditions Precedent to Purchaser’s Obligations.    The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, any of which may be waived in writing by Purchaser.

(a)  Accuracy of Representations and Warranties.  The representations and warranties made by each Seller in this Agreement shall have been true and complete as of the Signing Date and as of the Closing Date as though made as of the Closing Date, except to the extent such representations or warranties made as of a specific date shall have been correct and complete as of the specified date.

(b) Performance of Covenants.  Each Company and each Seller shall have performed and complied with all agreements, covenants and obligations required by this Agreement to be performed by such party prior to or at the Closing.

(c)  No Material Adverse Change.  No Company has undergone any Material Adverse Change since the Signing Date.

(d) Required Consents and Permits.  Each Company and each Seller, as the case may be, shall have received and delivered to Purchaser all the Required Consents and the Required Permits, each in form and substance satisfactory to Purchaser, and shall have given all notices required to be given to any Persons prior to the consummation of the transactions contemplated by this Agreement; provided, however, that none of the Required Consents or Required Permits shall contain any limitations, requirements or conditions on Purchaser or any Company which have, or could reasonably be expected to have, a Material Adverse Effect on Purchaser or any of the Companies.

(e) Closing Certificate.  Each Seller and an executive officer of each Company shall have delivered to Purchaser a certificate confirming (i) the satisfaction of the conditions set forth in Sections 8.1(a), 8.1(b) and 8.1(c) and (ii) the continuing force and effect of the Required Consents and Required Permits.

(f) Secretary’s Certificate.  Each Company shall have delivered to Purchaser a certificate executed by the secretary or an assistant secretary of such Company certifying as to (i) such Company’s Charter Documents, (ii) such Company’s good standing, (iii) the resolutions in which such Company’s board of directors approved the Transaction Documents to which such Company is a party and the transactions contemplated thereby, and (iv) the incumbency of such Company’s officers who execute any documents on behalf of such Company in connection with this Agreement.

(g) Deliveries.  Each Company and each Seller, as the case may be, shall have delivered the documents required by Section 2.2 and such other documents as Purchaser may reasonably require.

(h) No Order or Action.  No Order shall be in effect forbidding or enjoining the consummation of the transactions contemplated hereby.  No Action shall be pending or threatened before any court or other Governmental Authority seeking to enjoin the Closing or seeking damages against Purchaser or any of its Representatives as a result of any of the transactions contemplated by this Agreement, provided that neither Purchaser nor any of its affiliates instituted such Action.

(i)  No Notice Under Section 5.5.  Sellers shall not have given Purchaser any notice pursuant to Section 5.5.

Section 8.2      Conditions Precedent to the Sellers’ Obligations.    The obligation of each Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, any of which may be waived in writing by the Sellers.

(a)  Accuracy of Representations and Warranties.  The representations and warranties made by Purchaser in this Agreement shall have been true and complete as of the Signing Date and as of the Closing Date as though made as of the Closing Date, except to the extent such representations or warranties made as of a specific date shall have been correct and complete as of the specified date.

(b)  Performance of Covenants.  Purchaser shall have performed and complied with all agreements, covenants and obligations required by this Agreement to be performed by Purchaser prior to or at the Closing.

(c)  Closing Certificate.  An executive officer of Purchaser shall have delivered to the Sellers a certificate confirming the satisfaction of the conditions set forth in Sections 8.2(a) and 8.2(b).

(d) Secretary’s Certificate.  Purchaser shall have delivered to the Company and each Seller a certificate executed by the secretary or an assistant secretary of Purchaser certifying as to (i) the resolutions in which Purchaser’s board of directors approved this Agreement and the transactions contemplated hereby, and (ii) the incumbency of Purchaser’s officers who execute any documents on behalf of Purchaser in connection with this Agreement.

(e)  Deliveries.  Purchaser shall have delivered the documents required by Section 2.3 and such other documents as the Sellers may reasonably require.

(f)  No Order or Action.  No Order shall be in effect forbidding or enjoining the consummation of the transactions contemplated hereby.  No Action shall be pending or threatened before any court or other Governmental Authority seeking to enjoin the Closing or seeking damages against any Company or any Seller or any of their Representatives as a result of any of the transactions contemplated by this Agreement, provided that neither the Company nor any Seller nor any of their affiliates instituted such Action.

(g)  Governmental Approval.  All approvals of Governmental Authorities, including TDI, required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired; provided, however, that no such approvals shall contain any limitations, requirements or conditions on Sellers which have, or could reasonably be expected to have, a Material Adverse Effect on Sellers.

(h)      No Notice Under Section 5.5.  Purchaser shall not have given Sellers any notice pursuant to Section 5.5.

ARTICLE IX
TERMINATION PRIOR TO CLOSING

Section 9.1      Termination of Agreement.    This Agreement may be terminated at any time prior to the Closing:

(a)    by mutual agreement of Purchaser and the Sellers;

(b)   by Purchaser at any time after the occurrence of a Material Adverse Change in any Company; or

(c)   by Purchaser or any Seller at any time on or after June 30, 2011, if any of the conditions provided for in Section 8.1 or 8.2, respectively, shall not have been met or waived in writing prior to such date.

Section 9.2      Procedure Upon Termination.    In the event of termination pursuant to Section 9.1, written notice thereof shall be immediately given to the other Parties and the transactions contemplated by this Agreement shall be terminated, without any further action by any Party.  If the transactions contemplated by this Agreement are terminated as provided herein:

(a)   each Party shall return all documents, work papers and other materials of the other parties, whether obtained before or after the execution hereof, to the party furnishing the same; and

(b)  such termination shall not in any way limit, restrict or relieve any Party of liability for any breach of this Agreement.

ARTICLE X
SURVIVAL, INDEMNIFICATION AND OFFSET

Section 10.1    Survival.  The representations and warranties of the Sellers set forth in Section 3.1, 3.2, 3.3 and 3.7 shall survive the Closing without limitation as to time.  All other representations and warranties of the parties set forth in this Agreement shall terminate and expire on the second anniversary of the Closing Date.

Section 10.2    Indemnification by Sellers.  Sellers, jointly and severally, shall indemnify and hold harmless Purchaser, each Company, and their respective directors, officers, employees, agents, attorneys and shareholders (collectively, the “Purchaser Group”) in respect of any and all Claims incurred by the Purchaser Group, in connection with each and all of the following:

(a)   Any material breach of any representation or warranty made by the Sellers in this Agreement; and

(b)  The breach of any covenant, agreement or obligation of Sellers contained in this Agreement or any other instrument delivered at the Closing, including, without limitation, the agreement and covenants of Sellers set forth in Section 5.8 of this Agreement.

(c)  Notwithstanding anything to the contrary herein, no Seller shall be obligated to indemnify the Purchaser Group unless the total aggregate indemnification obligations under this Agreement exceeds $50,000, at which point the Purchaser Group shall be entitled to indemnification from the Sellers for all Purchaser indemnity claims without regard to amount.  No Seller shall be obligated to indemnify the Purchaser Group in an aggregate amount in excess of the Purchase Price actually paid or payable to such Seller, except for any indemnification claim seeking to recover any losses based upon, arising out of or otherwise in respect of fraud on the part of such Seller which shall be unlimited.

Section 10.3    Indemnification by Buyer. Purchaser shall indemnify and hold harmless Sellers and, prior to Closing, the Companies in respect of any and all Claims reasonably incurred by Sellers or the Companies, in connection with each and all of the following:

(a)   Any material breach of any representation or warranty made by Purchaser in this Agreement; and

(b)  The breach of any covenant, agreement or obligation of Purchaser contained in this Agreement or any other instrument delivered at the Closing.

Section 10.4    Claims for Indemnification.  Whenever any Claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly notify the other party (the “Indemnifying Party”) in writing of the Claim and, when known, the facts constituting the basis for such Claim.  In the event of any Claim for indemnification hereunder resulting from or in connection with any Claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability potentially arising therefrom.  The Indemnified Party shall not settle or compromise any Claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party.

Section 10.5    Defense by Indemnifying Party.   In connection with any Claim giving rise to indemnity hereunder resulting from or arising out of any Claim or legal proceeding by a Person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party given within twenty (20) days after delivery of the written notice referred to in Section 10.3 hereof assume the defense of any such Claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such Claim.  Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any third-party claim which would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or which provides for injunctive or other non-monetary relief applicable to the Indemnified Party, or does not include an unconditional release of all Indemnified Parties.  The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense.  If the Indemnifying Party does not assume the defense of any such Claim or litigation resulting therefrom with counsel reasonably satisfactory to the Indemnified Party, (a) the Indemnified Party may defend against such Claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such Claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense.  If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party Claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party Claim in a reasonably prudent manner as a prudent businessman would if his own funds were subject to such suit.

Section 10.6    Offset.   The Indemnified Party shall have the right to offset any amounts for which it is entitled to indemnification under this Article X against any amounts otherwise payable by the Indemnified Party to the Indemnifying Party under this Agreement.  The Purchaser shall further have the right to offset against any amounts otherwise payable to the Sellers any liabilities arising from any Claim described in Schedule 3.8, as well as any other amount expressly permitted under this Agreement.

ARTICLE XI
ARBITRATION AND EQUITABLE REMEDIES

Section 11.1    Settlement Meeting.    The Parties shall attempt in good faith to resolve promptly through negotiations any Claim or dispute under this Agreement.  If any such Claim or dispute should arise, the Parties shall meet at least once to attempt to resolve the matter (the “Settlement Meeting”).  Any Party may request the other Parties to attend a Settlement Meeting at a mutually agreed time and place within ten days after delivery of a notice of a Claim or dispute.  The occurrence of a Settlement Meeting with respect to a Claim or dispute shall be a condition precedent to seeking any arbitration or judicial remedy, provided that if a Party refuses to attend a Settlement Meeting the other Parties may proceed to seek such remedy.

Section 11.2    Arbitration Proceedings.    If the Parties have not resolved a monetary Claim or dispute at the Settlement Meeting, any Party may submit the matter to arbitration.  A panel of three (3) arbitrators shall conduct the arbitration proceedings in accordance with the provisions of the Federal Arbitration Act (99 U.S.C. Section 1 et seq.) and the Commercial Arbitration Rules of the American Arbitration Association (the “Arbitration Rules”).  The decision of a majority of the panel shall be the decision of the arbitrators.

(a) Arbitration Notice.  To submit a monetary Claim or dispute to arbitration, a Party shall furnish the other Parties and the American Arbitration Association with a notice (the “Arbitration Notice”) containing (i) the name and address of such Party, (ii) the nature of the monetary Claim or dispute in reasonable detail, (iii) the Party’s intent to commence arbitration proceedings under this Agreement, and (iv) the other information required under the Federal Arbitration Act and the Arbitration Rules.

(b) Selection of Arbitrators.  Within ten (10) days after delivery of the Arbitration Notice, Purchaser and Sellers, as a group, shall each select one (1) arbitrator from the list of the American Arbitration Association’s National Panel of Commercial Arbitrators.  Within ten (10) days after the selection of the last of those two (2) arbitrators, those two (2) arbitrators shall select the third (3rd) arbitrator from such list.  If the first two (2) arbitrators cannot select a third (3rd) arbitrator within such ten (10) day period, the American Arbitration Association shall select such third (3rd) arbitrator from the list.  Each arbitrator shall be an individual not subject to disqualification under Rule No. 19 of the Arbitration Rules with experience in settling complex litigation involving mergers and acquisitions.

(c)  Arbitration Final.  The arbitration of the matters in controversy and the determination of any amount of damages or indemnification shall be final and binding upon the Parties to the maximum extent permitted by Law, provided that any Party may seek any equitable remedy available under Law from any court of competent jurisdiction, as provided in this Agreement.  This agreement to arbitrate is irrevocable.

Section 11.3    Place of Arbitration.    Any arbitration proceedings shall be conducted in Fort Worth, Texas or at such other location as the Parties may agree.  The arbitrators shall hold the arbitration proceedings within sixty (60) days after the selection of the third arbitrator.

Section 11.4    Discovery.    During the period beginning with the selection of the third (3rd) arbitrator and ending upon the conclusion of the arbitration proceedings, the arbitrators shall have the authority to permit the Parties to conduct such discovery as the arbitrators consider appropriate.

Section 11.5    Equitable Remedies.    Notwithstanding anything else in this Agreement to the contrary, after the Settlement Meeting a Party shall be entitled to seek any equitable remedies available under Law from any court of competent jurisdiction, including an injunction prohibiting a breach of the provisions of Section 5.8 or an Order requiring a Seller to perform this Agreement.  Any such equitable remedies shall be in addition to any damages or indemnification rights that such Party may assert in an arbitration proceeding.

Section 11.6    Exclusive Jurisdiction.    The Parties agree that any claim for equitable relief relating to this Agreement shall be instituted in a federal or state court sitting in Tarrant County, Texas, which courts and their respective appellate courts shall be the exclusive venue for any such claim.  Each Party waives any objection that it may have to the laying of such venue, and irrevocably submits to the jurisdiction of any such court with respect to any such claim.  Any service of process and other notice in any such case shall be effective against a Party when transmitted in accordance with Section 12.9, provided that a Party also may serve process in any manner permitted by Law.

Section 11.7    Judgments.    Any arbitration award under this Agreement shall be final and binding.  Any court having jurisdiction may enter judgment on such arbitration award upon application of a Party.

Section 11.8    Expenses.    If any Party commences arbitration proceedings or court proceedings seeking equitable relief with respect to this Agreement, the prevailing Party in such arbitration proceedings or case may receive as part of any award or judgment reimbursement of such Party’s reasonable attorneys’ fees and expenses to the extent that the arbitrators or court considers appropriate.

Section 11.9    Cost of the Arbitration.    The arbitrators shall assess the costs of the arbitration proceedings, including their fees, to the Parties in such proportions as the arbitrators consider reasonable under the circumstances.

Section 11.10  Exclusivity of Remedies.    To the extent permitted by Law, the arbitration and judicial remedies set forth in this Article XI shall be the exclusive remedies available to the Parties with respect to any dispute under this Agreement or Claim for damages under this Agreement.

ARTICLE XII
MISCELLANEOUS

Section 12.1    Amendment.    No amendment of this Agreement shall be effective unless in a writing signed by Purchaser and each Seller.

Section 12.2    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement, but all of which shall constitute one and the same agreement.  Any Party may execute and deliver this Agreement by a facsimile transmission.  If a Party transmits a facsimile signature page, such Party shall promptly thereafter deliver an originally executed signature page to the other Parties, provided that any failure to deliver such an originally executed signature page shall not affect the validity, legality, or enforceability of this Agreement.

Section 12.3    Entire Agreement.    This Agreement constitutes the entire agreement and understanding between the Parties and supersedes all prior agreements and understandings, both written and oral, with respect to the subject matter of this Agreement.

Section 12.4    Expenses.   Each Party shall bear its own expenses with respect to the negotiation and preparation of this Agreement and the Closing, including any fees and expenses of its Representatives, provided that if a Party terminates this Agreement because of another Party’s breach of this Agreement, the non-breaching Party shall be entitled to seek reimbursement of its expenses as part of its damages with respect to such breach.

Section 12.5    GOVERNING LAW.    THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER THE CONFLICTS OF LAWS PRINCIPLES OF SUCH STATE.

Section 12.6    Consent to Jurisdiction; Service of Process.    Each Party hereby agrees that any Claim or Action brought with respect to this Agreement, the other Transaction Documents, or the transactions contemplated thereby, shall only be brought before a federal or state court sitting in Tarrant County, Texas, which courts and their respective appellate courts shall be the exclusive venue for any such Claim or Action. Each Party waives any objection that such Party may now or hereafter have to the laying of venue of any such Claim or Action, and irrevocably submits to the jurisdiction of any such court in any such Claim or Action.  Any and all service of process and any other notice in any such Claim or Action shall be effective against such Party when transmitted in accordance with Section 12.9.  Nothing contained herein shall be deemed to affect the right of any Party to serve process in any manner permitted by Law.

Section 12.7    No Assignment.    No Party may assign its benefits or delegate its duties under this Agreement without the prior written consent of all of the other Parties.  Any attempted assignment or delegation without such prior consent shall be void.  Notwithstanding this prohibition against assignment and delegation, Purchaser may assign its rights and delegate its duties under this Agreement to a wholly-owned subsidiary of Purchaser without the Sellers’ consent.  Upon Purchaser’s assignment of its benefits and delegation of its duties under this Agreement to such a wholly owned subsidiary, Purchaser shall be released from any obligations under this Agreement.  In addition, after the Closing, Purchaser may assign its rights under this Agreement to a purchaser of all of the assets or equity of Purchaser without the Sellers’ consent, and any such purchaser and any subsequent purchasers of all of the assets or equity of Purchaser may similarly assign such rights.

Section 12.8    No Third Party Beneficiaries.    This Agreement is solely for the benefit of the Parties and no other Person shall have any right, interest, or claim under this Agreement.

Section 12.9    Notices.    All claims, consents, designations, notices, waivers, and other communications in connection with this Agreement shall be in writing.  Such claims, consents, designations, notices, waivers, and other communications shall be considered received (i) on the day of actual transmittal when transmitted electronically with written confirmation of such transmittal, (ii) on the next business day following actual transmittal when transmitted by a nationally recognized overnight courier, or (iii) on the third business day following actual transmittal when transmitted by certified mail, postage prepaid, return receipt requested; in each case when transmitted to a Party at its address set forth below (or to such other address to which such Party has notified the other Parties in accordance with this Section to send such claims, consents, designations, notices, waivers, and other communications):

Purchaser:	Hallmark Financial Services, Inc.
777 Main Street, Suite 1000
Fort Worth, Texas 76102
Phone: (817) 348-1800
Fax: (817) 348-1815
Attn.: Mr. Mark Morrison

with a copy to:	McGuire, Craddock & Strother, P.C.
2501 N. Harwood, Suite 1800
Dallas, Texas 75201
Phone: (214) 954-6800
Fax: (214) 954-6868
Attn.: Steven D. Davidson, Esq.

Sellers:	TBIC Holding Corporation
11612 FM 2244 Building One, Suite 200
Austin, Texas 78738
Phone: (512) 708-0148
Fax: (512) 708-9486
Attn: Mr. Robert C. Siddons

with a copy to:	Sneed, Vine & Perry, P.C.
901 Congress Avenue
Austin, Texas 78701
Phone: (512) 476-6955
Fax: (512) 476-1825
Attn.: Michael R. Perkins

Section 12.10  Public Announcements.    The Parties shall agree on the terms of any press releases or other public announcements related to this Agreement, and shall consult with each other before issuing any press releases or other public announcements related to this Agreement; provided, however, that any Party may make a public disclosure if in the opinion of such Party’s counsel it is required by Law or the rules of the Securities Exchange Commission, NASDAQ Stock Exchange or other regulatory agency to make such disclosure.  The Parties agree, to the extent practicable, to consult with each other regarding any such public announcement in advance thereof.

Section 12.11  Representation by Legal Counsel.    Each Party is a sophisticated Person that was advised by experienced legal counsel and other advisors in the negotiation and preparation of this Agreement.

Section 12.12  Schedules.    All references in this Agreement to schedules shall mean the schedules identified in this Agreement, which are incorporated into this Agreement and shall be deemed a part of this Agreement for all purposes.  Each Section of this Agreement that refers to a schedule shall have a separate schedule.  In addition, any disclosure under a particular Section’s schedule shall be made under the heading of any relevant subsection of such Section.  A disclosure of an item in a schedule for a particular Section or under a heading in a schedule corresponding to a particular subsection shall not be a disclosure under any other Section’s schedule or any other subsection, unless so noted specifically on such schedule.  The Sellers have delivered to Purchaser a correct and complete copy of each document described on each schedule to this Agreement and a correct and complete written description of each unwritten arrangement or other item described on each such schedule.

Section 12.13  Severability.    Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions of this Agreement or affect the validity or enforceability of such provision in any other jurisdiction.  In addition, any such prohibited or unenforceable provision shall be given effect to the extent possible in the jurisdiction where such provision is prohibited or unenforceable.

Section 12.14  Specific Performance.    Each Seller acknowledges that the benefits that Purchaser will derive from the transactions contemplated by this Agreement are unique and irreplaceable.  Accordingly, if such Seller improperly abandons or terminates this Agreement, Purchaser would not have an adequate remedy at law.  Purchaser therefore shall be entitled to a court order requiring such Seller to perform this Agreement.  No Seller shall be entitled to specific performance of this Agreement.

Section 12.15  Successors.    This Agreement shall be binding upon and shall inure to the benefit of each Party and its heirs, legal representatives, permitted assigns, and successors, provided that this Section shall not permit the assignment or other transfer of this Agreement, whether by operation of law or otherwise, if such assignment of other transfer is not otherwise permitted under this Agreement.

Section 12.16  Time of the Essence.    Time is of the essence in the performance of this Agreement and all dates and periods specified in this Agreement.

Section 12.17  Waiver.    No provision of this Agreement shall be considered waived unless such waiver is in writing and signed by the Party that benefits from the enforcement of such provision.  No waiver of any provision in this Agreement, however, shall be deemed a waiver of a subsequent breach of such provision or a waiver of a similar provision.  In addition, a waiver of any breach or a failure to enforce any term or condition of this Agreement shall not in any way affect, limit, or waive a Party’s rights under this Agreement at any time to enforce strict compliance thereafter with every term and condition of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Party executed, or caused a duly authorized officer to execute, this Agreement as of the Signing Date.

PURCHASER:	AMERICAN HALLMARK INSURANCE
COMPANY OF TEXAS

By:
	Name:	Mark W. Morrison
Title:

SELLERS:
Robert C. Siddons

Stephen W. Gurasich

Paul W. Keller

Kerry A. Keller

Andrew J. Reynolds

AUSTIN ENGINEERING CO., INC.

By:
Name:	Paul W. Keller
Title:	President

Signature Page to Purchase Agreement

APPENDIX A
DEFINITIONS AND  RULES OF INTERPRETATION

Definitions.  Unless the context otherwise requires, the terms defined in this Appendix shall have the meanings specified below for all purposes of this Agreement:

 “Action” means any action, arbitration proceeding, cause of action, charge, counterclaim, cross claim, inquiry, investigation, legal action, litigation, Order, proceeding, or suit.

“Agreement” shall have the meaning set forth in the Preamble.

 “Arbitration Notice” shall have the meaning set forth in Section 11.2(a).

“Arbitration Rules” shall have the meaning set forth in Section 11.2.

 “Assumed Plans” shall have the meaning set forth in Section 7.8(a).

“Balance Sheet Disputed Items” shall have the meaning set forth in Section 1.3(b).

“Balance Sheet Dispute Notice” shall have the meaning set forth in Section 1.3(b).

“Balance Sheet Dispute Period” shall have the meaning set forth in Section 1.3(b).

“Balance Sheet Notice Period” shall have the meaning set forth in Section 1.3(b).

“Bank Accounts” shall have the meaning set forth in Section 3.20.

“Base Purchase Price” shall have the meaning set forth in Section 1.2(a).

 “Books and Records” shall mean all the books and records maintained by or for any Person, including all accounting records, minute books, stock records, computerized records and storage media and the software used in connection therewith.

“Charter Documents” shall mean (i) in the case of a corporation, its articles or certificate of incorporation and its bylaws, (ii) in the case of a partnership, its partnership certificate and its partnership agreement, and (iii) in the case of any other Person, its organic and governing documents; in each case as such document has been amended or supplemented from time to time prior to the Signing Date.

“Claim” shall mean any arbitration award, assessment, charge, citation, claim, damage, demand, directive, expense, fine, interest, joint or several liability, lawsuit, notice, obligation, payment, penalty, or summons of any kind or nature whatsoever, including any damages incurred because of the claimant’s negligence or gross negligence or any strict liability imposed upon the claimant, any consequential or punitive damages, and any reasonable attorneys’ fees and expenses.  A Claim shall be considered to exist even though it may be conditional, contingent, indirect, potential, secondary, unaccrued, unasserted, unknown, unliquidated, or unmatured.  The term shall not include any claim under any policy of insurance issued by TBIC.

Appendix A	Page A-1

“Closing” shall have the meaning set forth in Section 2.1.

“Closing Date” shall have the meaning set forth in Section 2.1.

“Closing Date Balance Sheet” shall have the meaning set forth in Section 1.3(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” and “Companies” shall have the meaning set forth in Recital E.

“Company Assets” shall have the meaning set forth in Section 3.9(a).

“Company Plans” shall have the meaning set forth in Section 3.18(a).

“Competing Business” shall have the meaning set forth in Section 5.8(c).

“Confidential Information” means any proprietary information, and any information which Purchaser reasonably considers to be proprietary, pertaining to the Companies’ and Purchaser’s past, present or prospective business secrets, methods or policies, earnings, finances, security holders, lenders, key employees, nature of services performed by such entity’s sales personnel, procedures, standards and methods, information relating to arrangements with suppliers, the identity and requirements of arrangements with customers, all policyholder information of policyholders, the type, volume or profitability of services or products for customers, drawings, records, reports, documents, manuals, techniques, ratings, information, data, statistics, trade secrets and all other information of any kind or character relating to each of the Parties, whether or not reduced to writing.

“Consent” shall mean a consent, approval, order, authorization or waiver from, notice to or declaration, registration or filing with any Person.

“Contingent Purchase Price” shall have the meaning set forth in Section 1.2(c).

“Contingent Purchase Price Disputed Items” shall have the meaning set forth in Section 1.4(a).

“Contingent Purchase Price Dispute Notice” shall have the meaning set forth in Section 1.4(a).

“Contingent Purchase Price Dispute Period” shall have the meaning set forth in Section 1.4(a).

“Contingent Purchase Price Notice Period” shall have the meaning set forth in Section 1.4(a).

Appendix A	Page A-2

“Contingent Purchase Price Payment Date” shall have the meaning set forth in Section 1.3(e).

 “Employee Benefit Plan” shall mean any  (i) Pension Benefit Plan, (ii) Welfare Benefit Plan, (iii) accident, dental, disability, health, life, medical, or vision plan or insurance policy, (iv) bonus, executive, incentive or deferred compensation plan, (v) change in control plan, (vi) fringe benefits and perquisites, (vii) holiday, sick pay, leave, vacation, moving or tuition reimbursement or other similar policy, (viii) stock option, stock purchase, phantom stock, restricted stock or stock appreciation plan, (ix) severance plan, or (x) other employee arrangement, commitment, custom, policy or practice.

“Employees” shall have the meaning set forth in Section 3.17(a).

“Encumbered Instrument” shall mean any security or pledge agreement, contract or lease that by its terms requires Consent from a third party by reason of the transactions contemplated by the Transaction Documents.

“Encumbrance” shall mean any title defect or objection, mortgage, lien, deed of trust, equity, judgment, claim, restrictive covenant, use restriction, charge, pledge, security interest or other encumbrance of any nature whatsoever, including all leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 3.18(b).

“Estimated Base Purchase Price” shall have the meaning set forth in Section 1.3(a).

“Final Closing Date Balance Sheet” shall have the meaning set forth in Section 1.3(b).

“Financial Statements” shall have the meaning set forth in Section 3.26.

“GAAP” shall mean generally accepted accounting principles in effect in the United States of America as of the Signing Date.

“GAAP Expert” shall have the meaning set forth in Section 1.3(b).

 “Governmental Authority” shall mean any federal, state, local, tribal, foreign or other governmental agency, department, branch, commission, board, bureau, court, instrumentality or body.

“Holdback Period” shall have the meaning set forth in Section 1.2(b).

“Holdback Purchase Price” shall have the meaning set forth in Section 1.2(b).

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 “Indemnified Party” shall have the meaning set forth in Section 10.3.

“Indemnifying Party” shall have the meaning set forth in Section 10.3.

“Insurance Policies” shall have the meaning set forth in Section 3.12.

“Intangible Asset” shall mean any patent, trademark, trademark license, servicemark, servicemark license, computer software, trade name, masthead, brand name, slogan, copyright, reprint right, franchise, license, process, authorization, invention, know-how, formula, trade secret and other intangible asset, together with any pending application, continuation-in-part or extension therefor.

“Law” shall mean any applicable code, statute, law, common law, rule, regulation, order, ordinance, judgment, decree, order, writ or injunction of any Governmental Authority.

“Law Affecting Creditors’ Rights” shall mean any bankruptcy, fraudulent conveyance or transfer, insolvency, moratorium, reorganization, or other law affecting the enforcement of creditors’ rights generally, and any general principles of equity.

 “Material Adverse Change” shall mean, with respect to a Person, that such Person has (i) breached a Material Contract, (ii) incurred a Claim or become a party to an Action that could have a significant and detrimental effect upon it, (iii) suffered a Material Adverse Effect, or (iv) violated any Law or Order to which it or any of its assets is subject or bound.

“Material Adverse Effect” shall mean, with respect to a Person, the occurrence of an event or the existence of a circumstance that has a material adverse effect on such Person’s assets, business, cash flows, financial condition, liabilities, operations, prospects, or relationships, including the occurrence of any event or the existence of any circumstance that could cause such an effect in the future in an amount of $50,000 or more.

“Material Contracts” shall have the meaning set forth in Section 3.13.

“Order” shall mean any consent decree, decree, determination, injunction, judgment, order, or writ of any arbitrator or Governmental Authority.

 “Parties” and “Party” shall have the meaning set forth in Recital F.

“Pension Benefit Plan” shall mean (i) an “employee pension benefit plan” as defined in Section 3(2) of ERISA, and (ii) a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“PEO” shall have the meaning set forth in Section 3.18(a).

“Permit” shall mean any license, approval, certificate, franchise, registration, qualification, permit or authorization issuable by any Governmental Authority or industry self-regulating organization.

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“Permitted Encumbrance” shall mean (a) with respect to the Stock and the TBIC Stock, the Encumbrances set forth in Schedule 1.1, and (b) with respect to any other assets of any of the Companies, any Encumbrance directly related to (i) workers’, repairmen’s and similar Encumbrances imposed by Law that have been incurred in the ordinary course of business, (ii) retention of title agreements with suppliers entered into in the ordinary course of business, and (iii) the rights of others to customer deposits.

“Person” shall mean any association, bank, business trust, corporation, estate, general partnership, Governmental Authority, individual, joint stock company, joint venture, labor union, limited liability company, limited partnership, non-profit corporation, professional association, professional corporation, trust, or any other organization or entity.

“Personal Property Leases” shall have the meaning set forth in Section 3.10(d).

“Purchase Price” shall have the meaning set forth in Section 1.2.

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchaser Group” shall have the meaning set forth in Section 10.1.

“Purchaser’s Knowledge” shall mean the actual knowledge as of the date that a specific representation or warranty is made or deemed made, after reasonable inquiry, of Purchaser’s Chief Executive Officer, Executive Vice President, Chief Accounting Officer or General Counsel.

“Real Property Leases” shall have the meaning set forth in Section 3.10(b).

“Representatives” shall mean, with respect to a Person, such Person’s directors, employees, officers, agents, accountants, affiliates, consultants, investment bankers, attorneys, lenders, representatives and shareholders.

 “Required Consents” shall have the meaning set forth in Section 7.3(b).

“Required Permits” shall have the meaning set forth in Section 7.4(b).

“Reserve Expert” shall have the meaning set forth in Section 1.4(a).

“Restricted Territory” shall have the meaning set forth in Section 5.8(c).

“Returns” shall have the meaning set forth in Section 3.19(a).

“Sellers” shall have the meaning set forth in the Preamble.

“Sellers’ Knowledge” shall mean the actual knowledge as of the date that a specific representation or warranty is made or deemed made, after reasonable inquiry, of an individual Seller.

“Settlement Meeting” shall have the meaning set forth in Section 11.1.

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“Shares” shall have the meaning set forth in Section 1.1.

“Signing Date” shall have the meaning set forth in the Preamble.

“Stock” shall have the meaning set forth in Recital A.

“Subscription Right” shall have the meaning set forth in Section 3.7.

“Subsidiary Stock” shall have the meaning set forth in Recital D.

“Supplemental Agreements” shall have the meaning set forth in Section 7.6(a).

“Tax” shall mean any assessment, charge, duty, fee, impost, levy, tariff, or tax of any nature whatsoever imposed by any Governmental Authority or payable pursuant to any tax sharing agreement, including any income, payroll, withholding, excise, gift, alternative minimum, capital gain, value added, social security, sales, use, real and personal property, use and occupancy, business and occupation, mercantile, real estate, capital stock, and franchise tax or charge, together with any related interest, penalties or additions thereon.

“Taxing Authority” shall mean the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration of any Tax.

“TBIC” shall have the meaning set forth in Recital B.

“TBIC Holding” shall have the meaning set forth in Recital A.

“TBICRM” shall have the meaning set forth in Recital C.

“TBICRM Stock” shall have the meaning set forth in Recital C.

“TBIC Stock” shall have the meaning set forth in Recital B.

“Transaction Documents” shall mean this Agreement, the Supplemental Agreements, and all other documents and instruments executed and delivered pursuant to or in furtherance of this Agreement.

“Welfare Benefit Plan” shall mean an “employee welfare benefit plan” as defined in Section 3(1) of ERISA, including an employee welfare benefit plan which is a “multiemployer welfare plan” as defined in Section 3(37) of ERISA and a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

“Work Product” shall have the meaning set forth in Section 5.8(b).

Accounting Terms.  Except as otherwise provided in this Agreement, all accounting terms defined in this Agreement, whether defined in this Article or otherwise, shall be construed in accordance with GAAP on a consolidated basis.

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Articles, Sections, Exhibits and Schedules.  Except as specifically stated otherwise, references to Articles, Sections, Exhibits and Schedules refer to the Articles, Sections, Exhibits and Schedules of this Agreement.

Attorneys’ Fees.  Whenever this Agreement refers to a Person’s “attorneys’ fees and expenses,” such reference also shall include any fees and expenses of accountants, experts, investigators, and other professional advisors whose services such Person’s attorney considered advisable in connection with the prosecution or defense of the particular matter.

Breach.  The term “breach” with respect to any contract or instrument means any breach or violation of, or default under, such contract or instrument, any conflict with another contract or instrument or any emergence of a right of another party to such contract or instrument to accelerate, cancel, modify or terminate such contract or instrument, including any such breach, violation, default, conflict, or right that will arise after notice or lapse of time.

Drafting.  Neither this Agreement nor any provision set forth in this Agreement shall be interpreted in favor of or against any Party because such Party or its legal counsel drafted this Agreement or such provision.  No prior draft of this Agreement or any provision set forth in this Agreement shall be used when interpreting this Agreement or its provisions.

Headings.  Article and Section headings are used in this Agreement only as a matter of convenience and shall not have any effect upon the construction or interpretation of this Agreement.

Include.  The term “include” or any derivative of such term does not mean that the items following such term are the only types of such items.

Or.  The term “or” shall not be interpreted as excluding any of the items described.

Plural and Singular Words.  Whenever the plural form of a word is used in this Agreement, that word shall include the singular form of that word.  Whenever the singular form of a word is used in this Agreement, that word shall include the plural form of that word.

Predecessors.  Any of the Sellers’ representations and warranties concerning any Claim against any Company, any liability or obligation of any Company, or any violation of Law by any Company shall include any Claims with respect to each predecessor of any Company, including all direct and indirect predecessors of any such predecessor.

Pronouns.  Whenever a pronoun of a particular gender is used in this Agreement, if appropriate that pronoun also shall refer to the other gender and the neuter.  Whenever a neuter pronoun is used in this Agreement, if appropriate that pronoun also shall refer to the masculine and feminine gender.

Representations and Warranties.  The Sellers’ representations and warranties under this Agreement shall mean the representations and warranties set forth in Article III and the reaffirmation of the Sellers’ representations and warranties in certificates delivered pursuant to Article II.  Purchaser’s representations and warranties under this Agreement shall mean the representations and warranties set forth in Article IV and the reaffirmation of those representations and warranties in the certificates delivered pursuant to Article II.

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Statutes.  Any reference to Law or any specific statute shall include any changes to such law or statute after the Signing Date, any successor law or statute, and any regulations and rules promulgated under such law or statute and any successor law or statute, whether promulgated before or after the Signing Date.

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